Exhibit 19
The Walt Disney Company and Associated Companies
Insider Trading Compliance Policy and ProgramI
In order to strengthen The Walt Disney Company’s (the “Company”) efforts to promote understanding of and compliance with securities laws that prohibit insider trading while in possession of material nonpublic information, the Company has adopted this “Insider Trading Compliance Policy and Program” (the “Policy”).
It is extremely important, for the protection of the Company and for each person’s own protection, that such person reads, understands and adheres strictly to the Policy.
It is the policy of the Company to prohibit every director, officer and employee of the Company and its subsidiaries who is aware of material, nonpublic information regarding the Company and its subsidiaries, as well as certain other public companies as described below, from trading, and from advising (“tipping”) others to trade, in the Company’s securities or securities of such other companies and to require strict compliance by all directors, officers and employees of the Company and its subsidiaries with the requirements of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable U.S. federal securities laws related to insider trading.
In addition to the terms defined elsewhere in the Policy, the following terms have the meanings set forth below:
•“Material” information is information, both positive and negative, that a reasonable investor would be likely to consider important in making an investment decision. It is important to remember that materiality will be judged with the benefit of hindsight. Information that is likely to be deemed “material” includes, but is not limited to, earnings results or expectations for the quarter or the year; major new investments, projects, acquisitions or dispositions; major management changes; and major litigation.
•“Nonpublic” information is information that has not been broadly distributed to the public. For “nonpublic” information to become public, it must not only have been released in a way to achieve broad distribution (e.g., a press release or filing with the Securities and Exchange Commission (“SEC”)), but also sufficient time must have passed to ensure that the information has become generally available in the market.
•Information about Other Companies. The prohibition on insider trading also applies to situations in which individuals are aware of material, nonpublic information about other companies that such individual may have acquired in the course of performing their responsibilities for the Company or its subsidiaries, including for example, information about related companies, vendors, suppliers, customers, distributors, licensees or joint venture partners.

I As in effect from September 26, 2024.

Such individuals may not trade in the securities of any such company until the material information in question has become public or is no longer material.
•Securities Subject to the Policy. Except as provided elsewhere in the Policy, the Policy applies to all securities of the Company and its affiliated companies, including the Company’s common stock (traded on the New York Stock Exchange under the ticker symbol “DIS”); notes and debentures; and derivative securities based on Company securities (such as puts, calls and options). Investments in mutual funds, index funds and exchange-traded funds that, in each case, are invested in a broad portfolio of companies, including Company securities, are not transactions subject to the Policy.
•“Trading” is defined as purchases, sales, gifts or donations of securities and specifically includes:
•purchasing or selling Company securities in private transactions or in the open market, including discretionary purchases or sales of Company common stock under a direct stock purchase plan offered by the Company and the sale of shares acquired upon exercise of stock options (including sales to cover the exercise price of options associated with a cashless exercise of those options); and
•changing elections with respect to Company common stock in the Company’s various 401(k) plans or a direct stock purchase plan offered by the Company.
While the Policy is not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.
I.Compliance Procedures

The Company has established additional procedures in order to assist the Company in the administration of the Policy and to avoid the appearance of any impropriety.
1.Covered Individuals
The following persons and entities are “Covered Individuals” for purposes of the Policy and are subject to requirements that employees who do not fall into one these categories are not:
•Preclearance Individuals. All directors and executive officers who are subject to the reporting and liability provisions of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16 Individuals”) (which may continue to apply for a period of time even after an individual ceases to hold the position that made such individual a Section 16 Individual), and other designated employees of the Company whom the Company believes have, or are likely to have, access to material, nonpublic information outside the closed window periods described below. Preclearance Individuals are notified of their status as such by the ITC Officer or the ITC Officer’s designee.
•Insider Employees. Other officers and employees of the Company and its subsidiaries whom the Company believes have, or are likely to have, in the normal course of their duties, access to material, nonpublic information regarding the Company’s earnings. The employees included in this category will be identified, and may be changed from time to time, by the Company’s ITC Officer or the ITC Officer’s designee, based on information provided by other members of the Company’s senior management.
•Temporary Insiders. Under special circumstances, employees who do not ordinarily have access to material, nonpublic information may become Covered Individuals for purposes of the Policy for a limited period of time − for example, as the result of involvement in a material but undisclosed transaction or other major project.
•Immediate Family Members. Members of the immediate family sharing the household of, or are financially dependent on, Preclearance Individuals, Insider Employees and Temporary Insiders are also considered Covered Individuals for purposes of the Policy. Immediate Family Members include a person’s spouse, domestic partner, parents, children, grandchildren, siblings, parents-in-law, children-in-law, siblings-in-law and any other person who shares the same address as such person (other than (x) an employee or tenant of such person or (y) another unrelated person whom the ITC Officer or the ITC Officer’s designee determines should not be covered by the Policy). It is the responsibility of the Preclearance Individuals, Insider Employees and Temporary Insiders to ensure that the actions of such Immediate Family Members are in compliance with the Policy.
•Controlled Entities. All corporations, partnerships, limited liability companies, trusts and other entities directly or indirectly controlled by a Preclearance Individual, an Insider Employee, a Temporary Insider or an Immediate Family Member of any such person are considered Covered Individuals for purposes of the Policy. It is the responsibility of the Preclearance Individuals, Insider Employees and Temporary Insiders to ensure that the actions of such Controlled Entities are in compliance with the Policy.
Employees who are not Covered Persons for purposes of the Policy at any given time are nevertheless subject to the general prohibition on trading while aware of, or otherwise disclosing, material, nonpublic information.
If a person ceases to be a Covered Individual (including after cessation of service with the Company) at a time when such person is aware of material, nonpublic information concerning the Company and its subsidiaries, the procedures in Section I shall continue to apply to such person until that information has become public or is no longer material.

2.Closed Window Periods.

Covered Individuals may not trade any Company securities during “closed window periods” extending around the end of each fiscal quarter. These closed window periods begin two weeks prior to the end of each fiscal quarter and end upon the completion of one full business day after the Company releases information to the public about the prior quarter’s financial results. These periods run approximately as follows:

Mid-March – early May
Mid-June − early August
Mid-September – mid-November
Mid-December − early February

The Company may also impose a closed window on trading at other times for Covered Individuals or subsets of Covered Individuals as deemed necessary or appropriate because of information known to the Company but not yet disclosed to the general public.
Exceptions to the closed window period policy may be made only with the written approval of the Company’s ITC Officer, in consultation with other members of the Company’s senior management.
Even during a period when the window is not closed, Covered Individuals must not trade while aware of material, nonpublic information.

3.Mandatory Preclearance of Certain Transactions.

All transactions in Company securities, including trading and other transfers of Company securities, by a Preclearance Individual must be precleared by the Company’s ITC Officer (or the ITC Officer’s designee).
After receiving clearance to engage in a transaction, a Preclearance Individual should either complete the transaction within 72 hours or make a new preclearance request. However, under no circumstances may a Preclearance Individual effect a transaction while aware of material, nonpublic information even if the transaction has been pre-cleared. If preclearance is denied, the denial of the preclearance itself should be treated confidentially, and should not be disclosed, inside or outside of the Company, where there is any risk that the recipient of the information may trade in Company securities or disclose this information to someone else who may trade.
4.Short Sales; Hedging Transactions.
No Covered Individual may sell Company securities that such Covered Individual does not own at the time of the sale (a “short sale”). No Covered Individual may engage in any transaction, whether with derivatives of Company securities (including any puts, calls, options, forwards, short sales or other derivative transactions) or otherwise (including any index-based or synthetic transactions), designed to hedge, or having the effect of hedging, the economic risk of ownership of the Company’s securities.
5.Pledging.
No Covered Individual may purchase Company securities on margin, borrow against Company securities held in a margin account or pledge Company securities as collateral for a loan; provided that securities that have already been pledged by an individual who is not a Section 16 Individual prior to such individual becoming a Covered Individual shall not be subject to this prohibition.II In addition, loans against non-Company securities held in a 401(k) plan are not subject to this prohibition.
6.Reports.
In addition to required preclearance of transactions, Section 16 Individuals are required to file (1) reports of transactions in Company securities with the SEC pursuant to Section 16 of the Exchange Act and the rules and regulations thereunder, which filings in many cases must be made within two business days of the transaction and (2) a Form 144 prior to or concurrently with the execution of certain transactions. The Company also has separate quarterly disclosure obligations regarding trading arrangements. To make sure these reporting requirements are met in a timely manner, all Section 16 Individuals are required to immediately (i.e., on the same day as the transaction) report to the Company’s ITC Officer or the ITC Officer’s designee any transaction (including, but not limited to, transactions included in the definition of “trading” in the Policy) in Company securities and any adoption or termination of any trading arrangement (including, but not limited to, termination of any Trading Plan) in Company securities by such Section 16 Individual, by any Immediate Family Member sharing the same household or by any trust in which such Section 16 Individual has a beneficial interest and any trust or other entity over which such Section 16 Individual has voting or investment power. The report of any transaction should include the identity of the Section 16 Individual, the date of the transaction, the type of transaction, quantity, price, broker through which the transaction was or is to be effected and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of SEC Rule 10b5-1(c). The obligation to make this report is in addition to the obligation to obtain preclearance for the transaction. The report of adoption or termination of trading arrangements should include the name and title of the Section 16 Individual, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities to be sold or purchased under the trading arrangement.
7.Certain Exceptions.
The following transactions are exempted from this Section I:

II Note that should pledged shares be sold upon default by the Covered Individual pledgor, while the Covered Individual pledgor is in possession of material, nonpublic information, such sale would be in violation of the Policy.

•The exercise of stock options or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement under the Company’s stock option plans. The concurrent or subsequent sale of any shares acquired in an option exercise, including in a cashless exercise, is not exempt.
•The regular purchase of shares or share units under the Company’s various 401(k) plans or a direct stock purchase plan offered by the Company that are made pursuant to standing instructions, in a form approved by the Company. New elections, changes to elections and periodic discretionary purchases with respect to these plans are not exempt. In addition, the sale of any such shares is not exempt.
•Transfers of Company securities pursuant to a court order, including in connection with a divorce settlement; however, notice of any anticipated transfers must be provided to the Company’s ITC Officer or the ITC Officer’s designee in advance of any such transfer.III

In addition, transactions while aware of material, nonpublic information may be made if the transactions are pursuant to a predetermined plan that satisfies the applicable affirmative defense conditions of SEC Rule 10b5-1 or which satisfies the definition of a “non-Rule 10b5-1 trading arrangement” as such term is defined in Item 408(c) of Regulation S-K (a “Trading Plan”). Transactions pursuant to a Trading Plan are permitted by the Policy if:

•the Trading Plan is in writing;
•the Trading Plan is entered into while the trading window is open;
•the person is not aware of material, nonpublic information regarding the Company and its subsidiaries at the time such person enters into the Trading Plan;
•the person has submitted the terms of the Trading Plan to the ITC Officer or the ITC Officer’s designee before the Trading Plan goes into effect; and
•such person has not been advised by the ITC Officer or the ITC Officer’s designee that such person may not make transactions pursuant to the Trading Plan.

II.Individual Responsibility

Each individual has the individual responsibility to comply with the Policy and to refrain from trading while aware of material, nonpublic information.

In all cases, the responsibility for determining whether an individual is aware of

III Note that transfers pursuant to a court order while in possession of material, nonpublic information can still subject the individual to liability under the insider trading laws.

material, nonpublic information rests with that individual, and any action or inaction on the part of the Company, the ITC Officer, the ITC Officer’s designee or any other employee of the Company pursuant to the Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. In addition, the Company, the ITC Officer, the ITC Officer’s designee and the Company’s other employees assume no liability for the legality or consequences of a Trading Plan that is reviewed pursuant to Section I.7 or a transaction that is precleared pursuant to Section I.3.
Appropriate judgment should be exercised in connection with any securities transaction. Even if an individual is not required to preclear, if such individual has any questions at all relating to a proposed transaction, such individual is urged to contact the ITC Officer, the ITC Officer’s designee or the Office of the Corporate Secretary.
III.Appointment of ITC Officer
In furtherance of the purposes of the Policy, the Senior Executive Vice President, Chief Legal & Compliance Officer (or, if there is no Senior Executive Vice President, Chief Legal & Compliance Officer, the Chief Financial Officer), shall serve as the “ITC Officer.” The ITC Officer may designate additional employees as ITC Officer’s designees from time to time.
The ITC Officer is responsible for determining, in consultation with other members of the senior management of the Company, the individuals subject to the Policy and the Covered Individuals. In addition, the ITC Officer or the ITC Officer’s designee is responsible for pre-clearing securities transactions when required pursuant to the terms of the Policy and for overall administration of the Policy.
Working with the ITC Officer, the Company’s Office of the Corporate Secretary is available to provide assistance to Covered Individuals in understanding the applicability of the insider trading laws and the Policy to particular individuals, transactions or circumstances.

IV.Penalties
In 1988, Congress passed the Insider Trading and Securities Fraud Enforcement Act of 1988, providing for increased penalties for persons engaged in insider trading. The penalties were increased further in the Sarbanes-Oxley Act of 2002. In addition, civil actions may be brought by private plaintiffs or the SEC. A person may be subject to some or all of the penalties below even if such person does not personally benefit from the violation (e.g., if the violation only involved passing the information to someone else, called a “tippee”). Some of the possible penalties for those who trade while aware of material, nonpublic information include significant fines and civil penalties, being barred from service as an officer or director of a public company, and/or imprisonment.
In addition, a violation of the Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

V.Questions

Directors, officers and employees at all times should avoid even the appearance of impropriety with respect to trading in Company securities or the securities of any of the companies with which the Company or its subsidiaries does business. The federal securities laws are very complicated, and the information set forth above is just a summary of certain laws that may be applicable. If there are any questions as to a potential application of insider trading laws or any other restrictions on insider trading, please consult the Company’s ITC Officer or the Office of the Corporate Secretary.

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